EXHIBIT 10.1

AMENDMENT

EFFECTIVE MAY 20, 2013

TO

GEORGIA-CAROLINA BANCSHARES, INC.

1997 STOCK OPTION PLAN

WHEREAS, the Board of Directors of Georgia-Carolina Bancshares, Inc. (the “Company”) has previously adopted, and the shareholders of the Company have approved, the 1997 Stock Option Plan (the “Plan”) pursuant to which options to purchase stock of the Company may be issued to eligible directors, officers and key employees of the Company; and

WHEREAS, the Board of Directors of the Company deems it to be in the best interests of the Company to amend the Plan to (i) extend the period during which optionees who retire from the Company or its subsidiaries may exercise stock options granted under the Plan, and (ii) conform the time period reference to the time period set forth in the individual Option Agreements and under Section 422 of the Internal Revenue Code of 1986, as Amended.

NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

ARTICLE I

AMENDMENT TO PLAN

Subsection (g) of Section 8 of the Plan shall be amended by deleting the first paragraph thereof and substituting the following in lieu thereof:

“(g) Effect of Termination of Employment or Death. In the event that an Optionee during his or her lifetime ceases to be an employee of the Company or of a Subsidiary for any reason other than retirement under a program or policy of the Company or any of its subsidiaries, or death or permanent and total disability, any Option or unexercised portion thereof which was otherwise exercisable on the date of termination of employment shall expire three (3) months after the date of such termination, but in no event after the term provided in the Optionee’s Agreement. In the event that an Optionee during his or her lifetime ceases to be an employee of the Company or of a Subsidiary by reason of retirement under a program or policy of the Company or any of its subsidiaries, any Option or unexercised portion thereof which was otherwise exercisable on the date of termination of employment shall expire one (1) year after the date of such termination, but in no event after the term provided in the Optionee’s Agreement; provided, however, if any such Option is exercised after three months following the date of termination of employment by reason of such retirement, the Option shall thereafter be treated as an Option which is not a qualified incentive stock option under Section 422 of the Code. In the event that an Optionee ceases to be an employee of the Company or a Subsidiary for any reason (including retirement) other than death or permanent and total disability prior to the time that an Option or portion thereof becomes exercisable, such Option or portion thereof which is not then exercisable shall terminate and be null and void. Whether authorized leave of absence for military or government service shall constitute termination of employment for the purpose of this Plan shall be determined by the Board of Directors or the Committee, which determination shall be final and conclusive.”

ARTICLE II

EFFECTIVE DATE OF AMENDMENT

The amendment effected hereby shall be effective with respect to all Options outstanding under the Plan on the date hereof, notwithstanding any language to the contrary contained in any Option agreement, subject to the consent of the affected Optionees.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of the Company by a duly authorized officer, effective as of the date first above written.